Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

Parties:  The parties to this Separation and General Release Agreement (“Agreement”) are:

(a)       J. Jude Thompson (“Executive”); and

(b)       Papa John’s International, Inc. (“Company”).

Recitals:

WHEREAS, Executive has served Company as its President and co-Chief Executive Officer and as a member of its Board of Directors; and

WHEREAS, Executive is resigning from all positions with Company, and all of its respective directly and indirectly owned subsidiaries and affiliates, including all employment, committee, officer and board of directors and other positions; and

WHEREAS, Executive and Company desire to satisfy any and all issues existing  with respect to Executive’s employment and Executive’s resignation therefrom; and

WHEREAS, Executive and Company have agreed that Executive’s employment with Company shall end on April 30, 2011 (“Separation Date”); and

WHEREAS, the parties agree that the provisions contained herein fully satisfy Company’s obligations under all prior agreements between the parties hereto, if any, and that this Agreement supersedes any and all prior agreements.

NOW THEREFORE, for and in consideration of the release, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:

1.  Termination of Employment; Termination of Officer and Director Positions.  Executive hereby resigns as an officer and as a Director of Company and from all positions with Company and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), including all committee, officer and board of directors and other positions and all positions as an employee; and Company hereby accepts such resignations. Executive’s employment with Company shall terminate effective as of the close of business on the Separation Date.

2.  Payments, Benefits and Other Considerations.

a.          Base Salary, Etc.  Company shall pay Executive (i)  Executive’s base salary through the Separation Date to the extent not theretofore paid; (ii) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the current benefit plans and policies of Company; and (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Separation Date, and which are reimbursable in accordance with Company’s policies, in a lump sum in cash within ten (10) days of the Separation Date or such later date as such payments may be due under the terms of the applicable program or policy.

b.        Severance Payment.  Within fifteen (15) business days after the later of the Release Effective Date or Supplemental Release Effective Date (each as defined in Paragraph 17 below), Company shall pay Executive a cash lump sum in an amount equal to seven and one-half (7 ½) months of Executive’s current base salary and 30 days of Executive’s current base salary (for unused vacation), less applicable withholdings (the “Severance Payment”).

c.        Equity Awards.  Company represents, warrants and agrees with Executive that he is vested with the options as set forth on Exhibit A.1 hereto, and that the options and restricted stock as set forth on Exhibit A.2 are scheduled to vest on or before the Separation Date, all of which are and shall be held by Executive in accordance with the terms of the agreement and equity plan under which such awards were granted. Company represents, warrants and agrees with Executive that the stock options and restricted shares held by Executive as set forth on Exhibit A.3 hereto shall vest with Executive on the Separation Date.  Executive agrees not to exercise any options, or sell any restricted shares, as listed on Exhibit A until the Supplermental Release Effective Date.  Executive hereby agrees that the tax withholding obligation with respect to any restricted stock vesting under this Paragraph 2(c) shall be satisfied by the surrender and forfeiture of a portion of shares covered by such restricted stock and hereby authorizes Company to use such portion to satisfy such obligations.  Except as previously set forth in this Paragraph 2(c), all equity awards held by Executive will continue to be covered by the terms of the awards agreements with regard to such awards and the equity plan(s) under which such awards were issued.

d.         Bonus Payments. Within fifteen (15) business days after the later of the Release Effective Date or Supplemental Release Effective Date, Company shall pay Executive a Q1 MIP award in the amount of $73,125.00, and a pro-rated and estimated equivalent of a Q2 MIP award in the amount of $24,375.00, in both cases constituting full payment for the applicable award period and with Executive having no entitlement to any further payment based on full-year calculations under the MIP or other company bonus plans, or payment of equivalent amount(s) if he is not employed on the date the checks are issued to plan participants.

e.        Benefits Continuation.  Should he elect it, Executive and Executive’s covered dependents shall at the expense of Company, be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Separation Date for six months after the Separation Date in such medical, dental, and hospitalization insurance coverages in which Executive and Executive’s eligible dependents were participating immediately prior to the Separation Date.  Such medical, dental and hospitalization coverage shall be provided pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Executive shall also receive, within fifteen (15) days after the later of the Release Effective Date or Supplemental Release Effective Date, the sum of $2,418.00, constituting the cost of Executive’s life insurance coverage for six months.

f.        401(k) and Deferred Compensation Plan. Notwithstanding anything to the contrary herein, all amounts held in trust in the Company’s 401(k) Plan and Deferred Compensation Plan for the benefit of Executive shall continue to be held in trust for Executive within the parameters of the applicable existing plan.

g.        Executive Property Rights. Company shall on or before the Separation Date assign and transfer to Executive, Executive’s current mobile telephone number and iPhone (after the Company has removed all Company data from the iPhone).  On or before the Separation Date, Executive shall return any and all property of Company to Company, including but not limited to any computer, key card, office keys, corporate credit card, and garage and building access devices.

3.        Executive Release.  In consideration for Executive’s receipt of the amounts set forth in Section 2 hereof, Executive, for himself, and Executive’s attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Company and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, insurers, reinsurers, and administrators (collectively the “Executive Released Parties”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Executive has or may have against any of them arising out of or in connection with Executive’s employment by Company, Executive’s service on the Board of Directors, Executive’s separation of employment from Company, or any event, transaction, or matter occurring or existing on or before the date of Executive’s execution of this Agreement, except for any claim relating to the enforcement of this Agreement.  Executive represents and warrants that Executive has not at the date of Executive’s execution of this Agreement, and shall not in the future file or otherwise institute, any claim, demand or lawsuit seeking damages or other relief against any of the Executive Released Parties and shall not otherwise assert against any of the Executive Released Parties any claims, demands or entitlements that are lawfully released herein.  Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against Company or the other Executive Released Parties and that Executive shall indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.  This Agreement specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on Executive’s behalf in any suit, charge of discrimination, or claim against Company or the other Executive Released Parties to the extent permissible under applicable law.

Executive acknowledges that he has been given an opportunity of twenty-one (21) days to consider this Agreement and that he has been encouraged by Company to discuss fully the terms of this Agreement with legal counsel of Executive’s own choosing, and that legal counsel has in fact reviewed this Agreement.  For a period of seven (7) days following Executive’s execution of this Agreement, Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  If Executive elects to revoke this Agreement within this seven-day period, he must inform Company by delivering a written notice of revocation to Company’s General Counsel no later than 11:59 p.m. on the seventh calendar day after Executive signs this Agreement.  Executive understands that, if Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of Company and Company shall be relieved of all obligations to make the Severance Payment, provide the other benefits and take the other actions under Section 2 hereof.  Executive may, if he wishes, elect to sign this Agreement prior to the expiration of the 21-day consideration period, and Executive agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel. Provided however and notwithstanding anything to the contrary herein Executive reserves and does not release any and all rights to a legal defense and/or for indemnification under, pursuant to and/or by reason of (i) the articles of incorporation, by-laws and/or policies of Company applicable to current and former officers and members of the Board of Directors of Company, and (ii) any and all insurance policies for, from and against any investigations, administrative proceedings, and or litigation brought or asserted by any state or federal governmental agency or instrumentality, suits, cause of action, and/or claims, demands or entitlements, whether known, unknown or unforeseen, against executive by reason of executive having served as an officer, director and employee of company and/or its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures, including all committee, officer and board of directors and other positions as an employee).

4.        Company Release.  Company for itself and its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), employee benefit plans, current or former officers, current or former directors, current or former attorneys, current or former partners, current or former agents, current or former employees, insurers, reinsurers, current or former administrators, successors, and assigns, does hereby fully and forever release and discharge Executive and Executive’s attorneys, heirs and assigns (collectively the “PJI Released Parties”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which any of such persons or entities jointly or severally has or may have against any of the PJI Released Parties arising out of or in connection with Executive’s employment by Company and/or its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), Executive’s service on the Board of Directors (including all committees thereof), Executive’s service in connection with any employee benefit plan of Company, Executive’s separation of employment from Company, or any event, transaction, or matter occurring or existing on or before the Separation Date, except for any claim relating to the enforcement of this Agreement and except for (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any personal charges of the Executive on any Company credit card account; (iii) the Company’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (iv) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this Agreement. Company for itself and its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), employee benefit plans, current or former officers, current or former directors, current or former attorneys, current or former partners, current or former agents, current or former employees, insurers, reinsurers, current or former administrators, successors, and assigns, represents and warrants to Executive that Company for itself and its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), employee benefit plans, current or former officers, current or former directors, current or former attorneys, current or former partners, current or former agents, current or former employees, insurers, reinsurers, current or former administrators, successors, and assigns, jointly or severally have not at the date of this Agreement, and shall not in the future file or otherwise institute, any claim, demand or lawsuit seeking damages or other relief against Executive or any of the other PJI Released Parties and shall not otherwise assert against any such party any claims, demands or entitlements that are lawfully released herein.  Company further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  Company represents and warrants to Executive that Company has not previously filed or joined in any such claims, demands or entitlements against Executive and that Company shall indemnify and hold him harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

5.        Mutual Non-Disparagement. Executive shall not make negative statements or communications disparaging Company or its officers, directors, shareholders, members, agents or products jointly or severally.  Company agrees with Executive for itself and for and on behalf of its directors and executive officers that neither Company nor its directors and executive officers jointly or severally, shall make negative statements or communications disparaging Executive or Executive’s abilities or contributions to Company.  The Company agrees to use its reasonable efforts to cause its other employees not to make negative statements or communications disparaging the Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

6.        No Waiver of Vested Rights.  Notwithstanding anything to the contrary in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Executive may have with respect to any pension, deferred compensation or other retirement benefits to which Executive is or shall be entitled by reason of Executive’s employment with Company, and nothing in this Agreement shall prohibit Executive from enforcing such rights.

7.        Tax Indemnification.  Executive understands and agrees that should any amount of the payment made to him by Company under this Agreement be deemed taxable, Executive is solely liable for any taxes of whatever kind due by reason of this payment of money, and should any state or federal tax authority determine that any or all of such payment constitutes income subject to federal or state taxes, including but not limited to income tax, or social security laws, then Executive agrees to indemnify and hold harmless Company for any and all liability of whatever kind incurred by it on this payment, including, but not limited to taxes, levies, assessments, fines, interest, and penalties.

8.        Medicare Indemnification.  Executive affirms and warrants to Company that Executive is not a Medicare beneficiary and is not currently receiving, has not received in the past, is not eligible for, and has not applied for or sought benefits from Medicare.  Executive agrees to indemnify and hold Company harmless for any penalties or liability, including interest, that may be asserted against Executive pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payment described in paragraph 2 of this Agreement.

9.        No Waiver of Future Claims.  Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver by the party of any right or claim that may truly occur and arise after the date on which Executive executes this Agreement.

10.       No Admission of Wrongdoing.  Nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

11.       Entire Agreement; Survival.  This Agreement and the other agreements referred to herein constitute the entire agreement between the parties hereto, and supersede all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein.  Notwithstanding the foregoing, the parties do not intend by this Agreement to supersede Executive’s April 23, 2009 Confidentiality and Non-Competition Agreement, attached as Exhibit B hereto.  The parties hereto acknowledge and agree that the provisions of the Confidentiality and Non-Competition Agreement shall continue in full force and effect in accordance with the terms thereof and shall survive the execution of this Agreement.

12.       Choice of Law.  Because Company’s and Executive’s substantial contacts are within the Commonwealth of Kentucky, the fact that Company’s headquarters is located in Kentucky, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of and making of this Agreement in Kentucky, the parties agree that the Agreement shall be interpreted and governed by the laws of the Commonwealth of Kentucky, without regard for any conflict of law principles. The parties consent to the jurisdiction of the courts of the Commonwealth of Kentucky and of the United States District Court for the Western District of Kentucky for all purposes in connection with this Agreement.

13.      Dispute Resolution.  Any controversy, dispute or claim arising out of or relating to this Agreement, any modification or extension hereof, any breach hereof, or any other dispute or claim arising between the parties, shall first attempt to be resolved by confidential mediation by a mediator mutually agreed upon by the parties.  Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction in the event of any actual or threatened violation by the parties of their obligations under Section 3, 4 or 5 of this Agreement, or under Executive’s Confidentiality and Non-Competition Agreement, attached as Exhibit B hereto.

14.       Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

i. If to Company:
Attn: General Counsel
2002 Papa John’s Boulevard
Louisville, Kentucky 40299
Facsimile Number: (502) 261-4925

ii. If to Executive:
Attn: J. Jude Thompson
1450 Piercy Mill Trace
Louisville, Kentucky 40245

With Copy to:
W. Brent Rice, Esq.
McBrayer, McGinnis, Leslie & Kirkland, PLLC
201 E. Main Street, Suite 1000
Lexington, Kentucky 40507

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

15.       Miscellaneous; Waiver of Statutory Provisions.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as Company, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

16.       Consultation with Attorney.  Executive acknowledges that, at the time Executive was presented with this Agreement for Executive’s consideration, Executive was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, and Executive has in fact consulted an attorney, before executing this Agreement.

17.       Consideration Period and Revocations.  Executive acknowledges that he was advised by Company that Executive could consider the offer for twenty-one days after receipt of the Agreement.  This Agreement shall not become final and binding upon Executive until the eighth calendar day following Executive’s execution of this Agreement (the “Release Effective Date”).  Executive agrees that if he executes this Agreement prior to the Separation Date, that he will sign, on the Separation Date, the Supplemental Release attached hereto as Exhibit C as to the release of any and all age discrimination claims through the Separation Date.  The Supplemental Release shall not become final and binding upon Executive until the eighth calendar day following Executive’s execution of the Supplemental Release (the “Supplemental Release Effective Date”).

18.       No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

19.       Section 409A.  The parties hereto acknowledge and agree that none of the benefits provided to Executive hereunder are deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and that none of the benefits provided to Executive hereunder shall be subject to the six-month delay described in Code Section 409A(a)(2)(B).

20.       Amendments and Severability.  This Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

21.       Further Assistance.  Executive agrees to make himself reasonably available to Company relating to Executive’s prior services as an officer, employee or director of Company including, but not limited to, assisting Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which Company or such affiliates reasonably determines Executive’s participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings.  Executive agrees to complete a Directors and Officers Questionnaire for purposes of Company’s 2011 proxy statement disclosure and, subject to Executive’s business and personal schedule, to assist and cooperate with any other disclosure reasonably related to Executive’s prior services.  Such assistance shall be without additional compensation to Executive; however, he shall be reimbursed for any out-of-pocket expenses he incurs in providing such assistance.  Notwithstanding anything to the contrary contained herein, the payments and benefits set forth in Section 2 are not conditioned or contingent upon Executive’s compliance with this Section 21.  Executive agrees he shall not voluntarily participate or testify in any proceeding adverse to Company, except to the extent required by law.  Executive agrees he shall notify Company within three (3) business days by contacting the office of General Counsel in response to any order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, deposition notice, or discovery request.

22.       Authority and Representations.  Each party represents to the other parties that such party has the full power, right and authority to make, execute and deliver this Agreement; and that such party has not assigned or hypothecated any of the claims which are herein released.

23.       Captions and Section References.  The captions used in this Agreement are inserted only for the convenience of the parties, and do not constitute a part of this Agreement.  All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

24        Time is of the Essence.  Time is of the essence in the performance of each and all of the conditions set forth in this Agreement.

25.        Further Assurances.  Each party shall respectively take all actions as may be reasonably necessary and appropriate and make, execute and deliver all documents as may be reasonably necessary and appropriate and as may be requested by another party or parties, so as to implement and effect the terms and conditions of this Agreement and to effect the transactions provided for herein.

26.       No Party Deemed Drafter.  This Agreement was prepared through the joint efforts of the parties and no party shall be deemed the drafter of a principal drafter hereof.

          IN WITNESS WHEREOF, the undersigned parties have executed this Separation and Release Agreement on the date indicated below.

J. Jude Thompson

/s/ J. Jude Thompson	04/15/2011
Signature of J. Jude Thompson	Date

J. Jude Thompson
Name Printed

Papa John’s International, Inc.

/s/ Christopher J. Sternberg	04/15/2011
Signature of Papa John’s Representative	Date

Christopher J. Sternberg	SVP and General Counsel
Papa John’s Representative Name Printed	Title

EXHIBIT A.1

Currently Exercisable Options	# options	Grant Date	exercise price
	2,729	02/20/08	24.23
	14,326	05/08/08	26.31
	30,543	12/31/08	18.43
	23,800	04/23/09	25.93
	9,377	04/30/09	26.54

EXHIBIT A.2

Options scheduled to vest on or before Separation Date
Scheduled Vesting Date:
April 23, 2011	23,100	04/23/09	25.93
April 28, 2011	8,751	04/28/10	27.26
April 30, 2011	9,377	04/30/09	26.54

Restricted Shares scheduled to vest on or before Separation Date
Scheduled Vesting Date:
April 28, 2011	3,056	04/28/10
April 30, 2011	3,139	04/30/09

EXHIBIT A.3

To become exercisable on the Separation Date
OPTIONS	# options	Grant Date	exercise price
Scheduled Vesting Date:
Feb 24, 2012	10,270	02/24/11	28.98
April 23, 2012	23,100	04/23/09	25.93
April 28, 2012	8,751	04/28/10	27.26

April 30, 2012	9,379	04/30/09	26.54
Feb 24, 2013	10,270	02/24/11	28.98
April 28, 2013	8,752	04/28/10	27.26

RESTRICTED SHARES	# shares	Grant Date
Scheduled Vesting Date:
Feb 24, 2012	3,451	02/24/11
April 28, 2012	3,056	04/28/10
April 30, 2012	3,141	04/30/09

Feb 24, 2013	3,451	02/24/11
April 28, 2013	3,058	04/28/10
April 28, 2013	3,480	04/28/10

Exhibit B

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of, and as a condition to the employment of Jude Thompson ("Employee") by PAPA JOHN’S USA, INC., PAPA JOHN’S INTERNATIONAL, INC. (hereinafter collectively referred to as "Papa John’s") or any of their Affiliates, where applicable and Papa John’s providing certain bonus incentives and other benefits available to Employee, Employee covenants and agrees to be bound by the terms and restrictions of this Confidentiality and Non-Competition Agreement ("Non-Competition Agreement"):

1.        Covenants of Employee.

(a)       Covenant Not-to-Compete.  Employee covenants and agrees that during the period Employee is employed by Papa John’s, its parent or any Affiliates, and for a period of three years thereafter, regardless of the reasons that such employment ceases or terminates and regardless of whether the employment is terminated by employee or employee’s employer, either with or without cause, (the "Restricted Period"), Employee shall not, engage in any of the following activities:

(i)  directly or indirectly enter into the employ of, render any service to or act in concert with any person, partnership, corporation or other entity that owns, operates, manages, franchises or licenses any business that sells pizza on a delivery or carry-out basis, including but not limited to business formats such as Domino’s, Pizza Hut, Little Caesars, Papa Murpy’s or for any person, partnership, corporation or other entity which owns, in whole or in part, any such format or provides, distributes or manufactures goods, services or products the same or similar to those provided, distributed or manufactured by an Affiliate (a "Competitive Business"), or

(ii)  directly or indirectly engage in any such Competitive Business on his own account, or

(iii)  become interested in any such Competitive Business directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in such business or service shall not in itself be deemed violative  of this Agreement so long as Employee does not own, directly or indirectly, more than 1% of the securities of such corporation.

(b)  Appropriation and Disclosure of Information.  Except as permitted during the Term of the Agreement, Employee will not at any time use, copy or duplicate any trade secrets, methods of operation, processes, formulas, advertising, marketing, designs, plans, know-how or other proprietary ideas or information of Papa John’s or an Affiliate, nor will Employee convey, divulge, make available or communicate such information to any third party or assist others in using, copying or duplicating any of the foregoing.

(c)  Solicitation of Customers or Employees.  Employee agrees that for a period of 36 months from and after the date Employee ceases to be employed by Papa John’s Employee will not directly or indirectly, including without limitation, providing information concerning a customer or employee to third parties, solicit, entice or induce (i) any customer of Papa John’s or an Affiliate to cease doing business with Papa John’s or (ii) any employee to leave the employment of Papa John’s or an Affiliate.

2.  Reasonableness of Scope and Duration.  Employee agrees that the covenants and agreements contained in Section 1 are, taken as a whole, reasonable with respect to the activities covered and their geographic scope and duration, and Employee shall not raise any issue of the reasonableness of the areas, activities or duration of any such covenants in any proceeding to enforce any such covenants.

3.  Enforceability.  Employee agrees that Papa John’s may not be adequately compensated by damages for a breach of any of the covenants and agreements contained herein, and that Papa John’s shall, in addition to all other remedies, be entitled to injunctive relief and specific performance.  The covenants and agreements contained in this Non-Competition Agreement shall be construed as separate covenants and agreements, and if any court shall finally determine that the restraints provided for in any such covenants and agreements are too broad as to the area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable, and such covenants and agreements shall be enforced as to such reduced area, activity or time.

4.  Acknowledgment.  Employee hereby acknowledges that it is a condition to the employment of Employee that he executes and delivers this Non-Competition Agreement to Papa John’s.

5.  Miscellaneous.

(a)  Affiliate.  As used herein, the term "Affiliate" means any person or entity that is controlled by, controlling or under common control with Papa John’s.

(b)  Survival.  This Non-Competition Agreement shall be binding upon Employee and shall inure to the benefit of Papa John’s and its successors and assigns.  During any period in which any of the covenants in Section 1, above is being breached or violated, including any period in which Employee or Papa John’s seeks judicial enforcement, interpretation or modification of any such covenant, and all appeals thereof and during which the breach or violation is continuing, the Restricted Period shall toll and be suspended.

(c)  Waiver of Breach.  The waiver by Papa John’s of a breach of any provision of this Non-Competition Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by Employee.

(d)  Amendments.  This Non-Competition Agreement may not be amended orally, but only by an amendment in writing signed by the party against whom enforcement is sought.

(e)  Governing Law; Jurisdiction and Venue.  This Non-Competition Agreement shall be governed by, and construed and enforced in accordance with the laws of Kentucky; provided, however, that if any provision of this Non-Competition Agreement would not be enforceable under the laws of Kentucky, then such provision shall be interpreted and construed to bind Employee to the maximum extent permitted by law which is subsumed within the terms of such provision as though it were separately articulated herein and made a part hereof; and any action, suit or proceeding to enforce this Non-Competition Agreement or arising hereunder or concerning the interpretation of this Non-Competition Agreement shall be brought in the court of proper subject matter jurisdiction located in Jefferson County, Kentucky.  With respect to any action, claim, suit or proceeding brought by Papa John’s in Kentucky, Employee hereby irrevocably consents and submits to personal jurisdiction and venue in and by the state courts within Jefferson County, Kentucky and waives all defenses of personal jurisdiction, venue and forum non coveniens.

2

IN WITNESS WHEREOF, Employee has executed this Confidentiality and Non-Competition Agreement on the day, month, and year set forth opposite his signature.

/s/ Jude Thompson	04/23/2009
Jude Thompson	Date

3

Agreement to Comply with Security Policies

Team members with access to confidential electronic customer information (i.e. credit card numbers, passwords, etc.) are required to sign the Papa John’s security policy statement outlined herein.

Please read the security policies below regarding the protection of credit card information and passwords.  After reading the policies, check the box to indicate that you have read and understand these policies.

Effective information security is a team effort involving the participation and support of every Papa John’s team member affiliate who deals with sensitive and confidential information.  It is the responsibility of every team member to know these policies and to conduct their activities accordingly.

1.  Team members with access to confidential electronic information of third parties, including but not limited to credit card account information, shall take necessary precautions to protect the information, and shall not disclose or use the information for other than business purposes within Papa John’s and pursuant to Papa John’s Information Systems standard operating procedures and the requirements of the Payment Card Industry Data Security Standard (PCIDSS).

2.  Passwords, telephone numbers and other means of access to computer resources and other electronic communications are company property and highly confidential. Team members will not disclose passwords or other confidential means of accessing company technological resources to others.  Any team member found to have violated these policies may be subject to corrective action, up to and including separation of employment.

[ X ]  I have read and understand the security policies regarding the protection of credit card information and passwords.  I understand that violation of these policies may lead to corrective action, up to and including separation of employment.

I agree to comply with these security policies.

If I know or suspect violations of these policies or that credit card information has been exposed, stolen, or misused, I will report it immediately to my supervisor.

/s/ Jude Thompson
Jude Thompson

4-23-09
Date

EXHIBIT C

SUPPLEMENTAL RELEASE

This Supplemental Release is made by and between J. Jude Thompson (hereinafter “Executive”) and Papa John’s International, Inc., on behalf of itself and its affiliates and subsidiaries (hereinafter “Company”).

W I T N E S S E T H:

WHEREAS, the parties entered into a Separation and General Release Agreement on _________, 2011, to clarify and memorialize certain agreements made between them in connection with Executive’s employment and separation of employment (the “Agreement”), which is hereby acknowledged and incorporated fully by reference as if restated herein; and

WHEREAS, in the Agreement, Company provided consideration in exchange for Executive’s release and certain other requirements set forth in the Agreement; and

WHEREAS, the Agreement further provides that the parties would enter into a Supplemental Release on his Separation Date should Executive execute the Agreement prior to his Separation Date (as defined in the Agreement); and

WHEREAS, Executive acknowledges that he was given this Supplemental Release on April 12, 2011, and informed that he has twenty-one (21) days to consider it and he has voluntarily agreed to its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

Executive, for himself, and Executive’s attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Company and its affiliated entities, as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, insurers, reinsurers, and administrators (collectively the “Executive Released Parties”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which Executive has or may have against any of them arising out of or in connection with Executive’s employment by Company, Executive’s service on the Board of Directors, Executive’s separation of employment from Company, or any event, transaction, or matter occurring or existing on or before the date of Executive’s execution of this Supplemental Release, except for any claim relating to the enforcement of this Supplemental Release.  Executive represents and warrants that Executive has not at the date of Executive’s execution of this Supplemental Release, and shall not in the future file or otherwise institute, any claim, demand or lawsuit seeking damages or other relief against any of the Executive Released Parties and shall not otherwise assert against any of the Executive Released Parties any claims, demands or entitlements that are lawfully released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against Company or the other Executive Released Parties and that Executive shall indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.  This Supplemental Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on Executive’s behalf in any suit, charge of discrimination, or claim against Company or the other Executive Released Parties to the extent permissible under applicable law.  Executive acknowledges that he has been given an opportunity of twenty-one (21) days to consider this Supplemental Release and that he has been encouraged by Company to discuss fully the terms of this Supplemental Release with legal counsel of Executive’s own choosing, and that legal counsel has in fact reviewed this Supplemental Release.  For a period of seven (7) days following Executive’s execution of this Supplemental Release, Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  If Executive elects to revoke this Supplemental Release within this seven-day period, he must inform Company by delivering a written notice of revocation to Company’s General Counsel no later than 11:59 p.m. on the seventh calendar day after Executive signs this Supplemental Release.  Executive understands that, if Executive elects to exercise this revocation right, this Supplemental Release shall be voided in its entirety at the election of Company and Company shall be relieved of all obligations to make the Severance Payment, provide the other benefits and take the other actions under Section 2 hereof.  Executive may, if he wishes, elect to sign this Supplemental Release prior to the expiration of the 21-day consideration period, and Executive agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.  Provided however and notwithstanding anything to the contrary herein Executive reserves and does not release any and all rights to a legal defense and/or for indemnification under any and all insurance policies for, from and against any investigations, administrative proceedings, and or litigation brought or asserted by any state or federal governmental agency or instrumentality, suits, cause of action, and/or claims, demands or entitlements, whether known, unknown or unforeseen, against executive by reason of executive having served as an officer, director and employee of company and/or its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures, including all committee, officer and board of directors and other positions as an employee).

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Executive understands that this Supplemental Release includes a complete waiver of claims, and  specifically acknowledges the following:

(a)      He has read this Supplemental Release including the full release of claims and fully understands its terms;

(b)      He is voluntarily entering into this Supplemental Release knowingly of his own free will;

(c)      The waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended;

(d)      He has not waived any rights arising after the date that he executes this Supplemental Release;

(e)      The payments and benefits and other consideration provided by the Agreement and this Supplemental Release are in addition to anything of value to which he is already entitled;

(f)      He has been advised in writing to consult with an attorney prior to executing this Supplemental Release and has had an opportunity to review this Supplemental Release with an attorney;

(g)      He has been given a period of twenty-one days to consider this Supplemental Release;

(h)      The Supplemental Release provides him with a period of seven (7) days to revoke it; and

(i)      The Supplemental Release will not become effective until the eighth day following its execution by him.

If Executive signs the Supplemental Release prior to the expiration of the twenty-one (21) days given to him within which to consider this Supplemental Release, he does so voluntarily and of his own free will.

Signature of J. Jude Thompson	Date

Name Printed

Papa John’s International, Inc.

Company Representative	Date

Company Representative Name Printed	Title

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